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                                                                 EXHIBIT 99.2

WEDNESDAY, DECEMBER 1, 1:11 PM Eastern Time

COMPANY PRESS RELEASE

PLAYERS INTERNATIONAL ANNOUNCES SETTLEMENT
WITH LOUISIANA GAMING AUTHORITIES

ATLANTIC CITY, NJ--(BUSINESS WIRE)--December 1, 1999--Players International, Inc. (NASDAQ: PLAY - NEWS) today announced that Players and the Louisiana Gaming Control Board have approved a stipulation of settlement regarding the renewal of Players' riverboat licenses. The stipulation will allow Players to proceed with its merger with Harrah's Entertainment, Inc., without any changes in the price or other terms of the merger agreement. Players expects the Harrah's merger to be completed by January 31, 2000. The terms of the stipulation constitute a full and final release and settlement of Players and its current and former officers, directors and employees of all alleged violations set forth in the August 1999 report of the Riverboat Gaming Division of the Louisiana State Police. Players does not admit any wrongdoing or liability in the stipulation, which also states that the state police report does not allege that Players obtained its licenses by fraud or any improper means.

Reacting to the stipulation, John Groom, Players' chief executive officer, said, "The settlement with the Louisiana Gaming Control Board clears away a significant contingency to the closing of the acquisition by Harrah's. We are very pleased to be able to move toward a timely completion of the transaction."

Harrah's has consented to the terms of the Louisiana settlement. The transfer of Players' licenses to Harrah's is still subject to regulatory approval in Louisiana, Illinois, Kentucky and Missouri.

Players and the Louisiana gaming authorities entered into the stipulation to avoid the time and expense of a contested hearing, to settle pending litigation, and to effectuate a change of control of Players in a timely manner. Under the terms of the stipulation, Players will pay to the State of Louisiana ten million two hundred thousand dollars but only if a change of control occurs. The stipulation states that this payment is remedial in nature and does not constitute a forfeiture, fine or penalty by Players, but is intended to offset the anticipated economic gain that will occur upon a change of control of Players. Louisiana asserts it is entitled to this gain because of the impact of the investigations stemming from the administration of former Louisiana Governor Edwin Edwards on the integrity of the gaming industry and the related lost gaming and other revenues.

The stipulation is contingent upon a change of control of Players occurring within the next 150 days. In the event a change of control does not occur, the stipulation will have no further force or effect, no payment will be made under the stipulation and a hearing on Players' license renewals will be held.

Louisiana reserves its rights in the stipulation to bring action against any former officer, director or employee named in the report to prevent the payment of any economic benefit to such persons and compel the payment of any such benefit to the LGCB or the state, but Players will not be subject to any additional liability or payments related to these persons.

Players International, Inc., is a multi-jurisdictional casino and entertainment gaming company. The Company owns and operates riverboat casino facilities on the Ohio River in Metropolis, Illinois, in Lake Charles, Louisiana and in Maryland Heights, Missouri, a suburb of St. Louis.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993 and Section

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21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to the following risks and uncertainties which could cause actual events to differ from anticipated events: changes in patronage levels; changes in gaming activity or wagering per passenger; and adverse regulatory or competitive developments. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission.

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Contact:

Investors
Raymond A. Spera
Chief Financial Officer
(609) 449-7795

       or

Media
Peter K. Duda
BSMG Worldwide
(212) 445-8222